Exhibit 99.1

Dear Shareholders,

I am pleased to report that your Company continues to perform admirably during times that are punctuated by uneven economic conditions and an interest rate environment that is relatively unfriendly towards the banking industry.

Through the first nine months of 2005, earnings per diluted share of $2.06 represented an increase of 8.42%, compared to $1.90 for the same three quarters in 2004. Net income of $15.8 million for the nine-month period ended September 30, 2005 was up 7.22% over the $14.7 million reported for the nine-month period ended September 30, 2004. These results translated into a return on average equity of 16.89% and a return on average assets of 1.35% for the nine months ended September 30, 2005, which compared to 16.23% and 1.43%, respectively, at the same time a year ago.

For the quarter ended September 30, 2005, earnings per diluted share increased 5.88% to $0.72, compared to $0.68 per diluted share during the third quarter of 2004. Net income for the recently completed quarter was $5.5 million, a 4.50% improvement over the $5.3 million earned during the same period a year ago, when a recovery of $850,000 in the Company’s provision for loan and lease losses positively impacted revenues for that quarter. Factoring out this 2004 recovery, earnings per diluted share and net income would have increased 18.27% and 17.29%, respectively, in the third quarter of 2005 compared to 2004.

At September 30, 2005, record total assets of $1.7 billion were up 15.72% over the same period a year ago. Total loans of $1.2 billion and investments of $388.6 million, representing the two largest asset categories, increased 11.52% and 33.83%, respectively, year-on-year. The double-digit increase in loans outstanding was fueled by strong consumer demand in the residential mortgage and home equity loan categories. Utilizing traditional loan products, growth in these categories has allowed the Company to achieve better distribution within our overall loan portfolio. The robust increase in the Company’s investment portfolio speaks to management’s conscious effort to manage against a flattening yield curve, while building in some protection in the event of a return to a more traditional slope in the curve.

Year-to-date, the quality of the Company’s loan portfolio continues to demonstrate soundness and stability, as evidenced by the level of non-performing loans to total loans, which at 0.53% is down from 0.60% at December 31, 2004. In addition, net charge-offs to total average loans through September 30, 2005 is 0.07%. The allowance for loan and lease losses to total loans stands at 1.19%, more than double the outstanding balances of our non-performing loans at September 30, 2005. By any of the aforementioned measures of performance, your Company is considered better than average among its peers.

We continue to enjoy solid growth in core deposits, which is centered in certificates of deposits and low-cost demand deposit accounts. This success is directly attributed to innovative marketing initiatives within our banks that are focused on improving the Company’s funding process. Total deposits of $1.1 billion at September 30, 2005 increased 13.68% from levels reported at September 30, 2004.

While your Company continued to produce quality financial results this past quarter, there were other notable developments that occurred within the organization that are worthy of mention.

Arthur E. Strout retired as a Director of Camden National Corporation, Camden National Bank and Acadia Trust N.A. Having loyally served the Company since 1979, Arthur will be missed for his wisdom, experience and keen interest in the financial well-being of our enterprise and its shareholders.

David C. Flanagan was appointed as a Director of Camden National Corporation and will continue as a Director of Camden National Bank. David’s lifelong connection to Maine and reputation as a successful businessman will benefit all of our constituencies—Shareholders, Customers, Employees and Communities.

Your Company was recognized on several fronts including a designation of “Outstanding” in its overall presentation for its 2004 Annual Report, presented by the American Business Communicators. Also, USBanker

magazine listed Camden National Corporation as the 52nd best performing mid-tier bank (less than $10.0 billion in assets) in the country. This was an improvement from previous rankings of 59th in 2003 and 74th in 2002.

Finally, you will see, featured in a side panel in this report, two exemplars from our Company who were recently feted for their outstanding record of achievement in the area of community service. We are extremely proud to call them colleagues, and even prouder of the good they personally bring to our communities.

As we enter this fourth and final quarter of 2005, rest assured that we are unwavering in our commitment to providing remarkable experiences at Camden National Corporation—experiences designed to engender the strongest loyalty and, ultimately, the greatest success.

Sincerely,

Robert W. Daigle

President & CEO

Consolidated Statements of Condition (unaudited)

	September 30,		December 31,
(In thousands, except number of shares & per share data)	2005	2004	2004
Assets
Cash and due from banks	$32,627	$32,626	$31,573
Securities available for sale, at market value	374,694	290,389	321,881
Securities held to maturity	13,929	—	2,117
Residential mortgages held for sale	—	706
Loans, less allowance for loan and lease losses of $13,828, $13,651, and $13,641 at September 30, 2005 and 2004 and December 31, 2004, respectively	1,149,696	1,028,937	1,055,653
Premises and equipment, net	16,357	16,350	16,392
Goodwill	3,991	3,991	3,991
Other assets	64,317	57,709	58,258

Total assets	$1,655,611	$1,430,708	$1,489,865

Liabilities
Deposits:
Demand	$153,873	$137,504	$131,998
NOW	123,146	115,474	120,203
Money market	232,724	222,828	211,060
Savings	103,072	113,304	112,010
Certificates of deposit	516,749	404,487	439,330

Total deposits	1,129,564	993,597	1,014,601
Borrowings from Federal Home Loan Bank	318,315	236,628	277,690
Other borrowed funds	65,076	65,210	59,130
Accrued interest and other liabilities	13,214	10,723	12,039

Total liabilities	1,526,169	1,306,158	1,363,460

Shareholders’ Equity
Common stock, no par value; authorized 20,000,000 shares, issued and outstanding 7,593,461 on September 30, 2005, and 7,634,975 shares on September 30, 2004 and December 31, 2004	2,450	2,450	2,450
Surplus	4,107	4,460	4,440
Retained earnings	124,629	115,477	118,764
Accumulated other comprehensive (loss) income
Net unrealized (losses) gains on securities available for sale, net of tax	(1,691)	1,973	751
Net unrealized (losses) gains on derivative instruments marked to market, net of tax	(53)	190	—

Total accumulated other comprehensive (loss) income	(1,744)	2,163	751

Total shareholders’ equity	129,442	124,550	126,405

Total liabilities and shareholders’ equity	$1,655,611	$1,430,708	$1,489,865

Camden National Corporation stock is listed on the American Stock Exchange under the ticker symbol “CAC.” Stock prices shown in chart are as of close of trading on the last business day of the month.

Consolidated Statements of Income (unaudited)

	Nine Months Ended September 30,		Three Months Ended September 30,
(In thousands, except number of shares & per share data)	2005	2004	2005	2004
Interest Income
Interest and fees on loans	$53,018	$42,489	$19,228	$14,442
Interest on securities	11,360	9,450	3,962	2,938
Interest on interest rate swap agreements	173	1,553	—	518
Other interest income	639	350	235	140

Total interest income	65,190	53,842	23,425	18,038

Interest Expense
Interest on deposits	15,013	10,930	5,695	3,766
Interest on other borrowings	9,458	5,779	3,519	1,935
Interest on interest rate swap agreements	142	945	—	338

Total interest expense	24,613	17,654	9,214	6,039

Net interest income	40,577	36,188	14,211	11,999
Provision for Loan and Lease Losses	920	(685)	345	(850)

Net interest income after provision for loan and lease losses	39,657	36,873	13,866	12,849

Non-interest Income
Service charges on deposit accounts	2,589	2,804	887	938
Other service charges and fees	999	828	381	185
Income from fiduciary services	2,961	2,878	990	912
Life insurance earnings	482	696	160	232
Other income	700	1,424	223	462

Total non-interest income	7,731	8,630	2,641	2,729

Non-interest Expenses
Salaries and employee benefits	13,890	13,051	4,957	4,387
Premises and fixed assets	3,148	3,239	1,039	1,055
Amortization of core deposit intangible	664	678	221	224
Other expenses	6,432	6,579	2,172	2,118

Total non-interest expenses	24,134	23,547	8,389	7,784

Income before income taxes	23,254	21,956	8,118	7,794
Income Taxes	7,465	7,230	2,626	2,538

Net Income	$15,789	$14,726	$5,492	$5,256

Per Share Data

Basic earnings per share	$2.07	$1.91	$0.72	$0.68

Diluted earnings per share	2.06	1.90	0.72	0.68

Cash dividends per share	$1.10	$0.60	$0.20	$0.20

Weighted average number of shares outstanding	7,616,815	7,701,805	7,591,939	7,656,939

A complete set of financial statements for Camden National Corporation may be obtained upon written request to Sean G. Daly, Chief Financial Officer, Camden National Corporation, P.O. Box 310, Camden, Maine 04843.